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                                                                     EXHIBIT 5.1






                                 August 31, 2000




Board of Directors
FEI Company
7451 NW Evergreen Parkway
Hillsboro, Oregon 97124-5830


    We have acted as counsel for FEI Company (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 600,000 shares of common stock (the "Shares") of the Company issuable in connection with the Company's Employee Share Purchase Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

    Based on the foregoing, it is our opinion that:

    1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

    2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, assuming the Plan is duly approved by the shareholders of the Company, will be legally issued, fully paid, and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,


                                                /s/ STOEL RIVES LLP

                                                STOEL RIVES LLP